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EXHIBIT 99.1



FOR IMMEDIATE RELEASE                CONTACT: Frederick N. Cooper (215) 938-8312
May 25, 2005                                         fcooper@tollbrothersinc.com
                                                 Joseph R. Sicree (215) 938-8045
                                                     jsicree@tollbrothersinc.com


        TOLL BROTHERS FINANCE CORP. TO ISSUE $300 MILLION OF SENIOR NOTES
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                        GUARANTEED BY TOLL BROTHERS, INC.
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Horsham, PA, May 25, 2005 -- Toll Brothers, Inc. (NYSE: TOL) today announced that the Company intends to sell $300 million principal amount of Senior Notes due 2015 in a private placement. The Notes will be issued by Toll Brothers Finance Corp., a wholly-owned subsidiary, and will be guaranteed on a senior basis by Toll Brothers, Inc. and all of its subsidiaries that guarantee its current bank credit facilities, its Senior Notes due 2012, its Senior Notes due 2013, and its Senior Notes due 2014.

The private placement is expected to close on June 2, 2005. Subject to closing of the private placement, a portion of the net proceeds will be used to retire all of the Company's existing $100 million 8% Senior Subordinated Notes due 2009. The balance will be used to retire a portion of the Company's $222.5 million bank term loan due July 2005.

The Notes will be sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance upon Regulation S. The Notes have not and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.